Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

December 20, 2013

R.R. Donnelley & Sons Company,

111 South Wacker Drive,

Chicago, Illinois 60606-4301.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of 18,228,926 shares (the “Securities”) of common stock, par value $1.25 per share, of R.R. Donnelley & Sons Company, a Delaware corporation (the “Company”), to be issued to the holders of shares of common stock of Consolidated Graphics, Inc., a Texas corporation (“Consolidated Graphics”), pursuant to the Agreement and Plan of Merger, dated as of October 23, 2013 (the “Merger Agreement”), among the Company, Consolidated Graphics and Hunter Merger Sub, Inc., a Texas corporation, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion, when the registration statement relating to the Securities (the “Registration Statement”) has become effective under the Act and the Securities have been duly issued and delivered pursuant to the Merger Agreement as contemplated by the Registration Statement, the Securities will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Validity of Common Stock” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP